N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

Exhibit 10.31

September 21, 2023

Fred Hand

Dear Fred,

It is my pleasure to invite you to join the team at Kohl's, Inc. ("Kohl's"). We're a company driven by passion, innovation and a focus on quality - the same characteristics we look for in our associates. We believe you reflect these values and we feel confident you'll find rewarding opportunities with us.

Position: You are being offered the position of Senior Executive Vice President, Director of Stores reporting to Dave Alves, President and Chief Operating Officer. You will be a member of the Kohl’s Operating Committee.

Start Date: Your first day with the company will be determined after your acceptance of this offer (your “start date” or “date of hire”).

Salary: Your annualized salary will be $875,000. You will be paid on the 15th and 30th of each month. We will review your job performance and base compensation, which may be increased but not decreased, in accordance with our annual review process which typically occurs in the first quarter of each fiscal year.

Signing Incentive: You will receive a gross cash signing incentive of $525,000 (the “Signing Incentive”) less applicable deductions and withholdings. This Signing Incentive will be paid to you within thirty (30) days of your start date.

Annual Incentive Program: Based on your position as Senior Executive Vice President, Director of Stores you will be eligible to participate in accordance with the Kohl's Annual Incentive Program with a target of 110% of your base salary, such target may be increased but not decreased (other than a decrease proportionate with a decrease in the other senior executive vice presidents’ targets) from time to time. This will provide an annual cash compensation opportunity equal to 0% to 150% of your target, with the actual amount earned based upon Kohl’s annual performance relative to specific objectives and targets that are established by Kohl’s Board of Directors’ Compensation Committee and provided to you as soon as practical after approved, which typically occurs in the first quarter of each year. Your fiscal 2023 annual incentive payment will be prorated using the number of days you are employed in the 2023 plan year and the objectives and targets for Plan year 2023 will be provided to you within thirty (30) days of your start date.

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

Equity Awards:

1.
One-Time Equity Awards:
a.
Recruitment Award: You are eligible to receive a one-time award of restricted stock units (RSUs) valued at $2,250,000. These RSUs will vest in three installments: 40% on the first anniversary of the grant date, 40% on the second anniversary of the grant date and 20% on the third anniversary of the grant date, all contingent on your continued employment with Kohl’s on each vesting date. The number of RSUs awarded will be determined based on the closing share price on the grant date. The grant date will be the last NYSE trading day on or before the 15th of the month following the month of your hire.
b.
2023-2025 LTIP Award: You will receive a 2023-2025 LTIP Award valued at $675,000, which represents the annual award prorated based upon your start date. The grant date for this award will be the last NYSE trading day on or before the 15th of the month following the month of your start date at Kohl’s. This award will consist of 60% Performance Share Units (PSUs) and 40% Restricted Stock Units (RSUs). The number of PSUs and RSUs awarded will be based upon the closing share price on the grant date, with RSUs valued at that closing price and PSUs valued in accordance with Kohl’s standard Monte Carlo valuation methodology. The RSUs will vest in four equal annual installments. The PSUs cliff-vest following fiscal year 2025. The actual value of the PSUs is dependent upon Kohl’s cumulative performance in 2023, 2024 and 2025, and can be worth up to 200% of the grant date value. The value of the PSUs may also be modified by 25% (plus or minus) based upon Kohl’s “Total Shareholder Return” over that 3-year period.
2.
Subsequent Equity Awards: You will be eligible to receive annual equity awards beginning in the spring of 2024. The Compensation Committee's practice has been to award executives at your level an equity grant valued at $1,350,000. This award is expected to consist of 60% Performance Share Units (PSUs) and 40% Restricted Stock Units (RSUs), all vesting in the same manner as described for the LTIP above.

Executive Compensation Agreement: The benefit and compensation enhancements you will receive are contingent upon your execution of an Executive Compensation Agreement (the “ECA”) which provides for separation benefits upon certain involuntary terminations.

Automobile Allowance: An annualized automobile allowance of $18,000 will be provided to you as a Senior Executive Vice President.

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

Benefits: Kohl's offers a competitive benefits package. These benefits are designed to promote health, financial success, and a positive balance in your work and personal life. Your benefits coverage starts immediately. You have 45 days from your hire date to enroll in benefits. If you have questions, please contact the Kohl's Benefits Center or Carla Nelson is our internal Director of Benefits. You can also reach out to her by email.

Executive Medical Plan: You will be eligible to enroll in a comprehensive health plan which includes Medical/Prescription and Dental. In addition, you will be eligible for the Kohl’s Executive Medical Supplement Program. The Executive Medical Supplement Program provides up to an additional $25,000 annually to reimburse out of pocket expenses for customary medical, dental, and vision services as well as copayments and deductibles. Eligible expenses qualify as defined by IRS section code 213 (d).

Executive Financial Services Benefit: You will be eligible for reimbursement of certain financial and tax advisory services up to $10,000 annually.

Kohl's, Inc. 401(k) Savings Plan: Immediately upon your date of hire you can begin contributions to the 401(k) savings plan, up to the annual IRS contribution limits. You may elect to save using pre-tax and/or Roth contributions. After one year of service you will be eligible to receive a 100% match on your personal savings, up to 5% of your pay.

Non-Qualified Deferred Compensation Plan: This plan provides an additional pre-tax savings opportunity above the IRS limits on your 401(k) Plan. Each year, you may elect to contribute a portion of your base salary and/or bonus into the Plan and enjoy tax deferral of your contributions and their investment earnings until they are paid to you. You may use the plan to build additional wealth toward retirement or schedule withdrawals while still employed to meet other savings goals.

PTO for exempt: As an associate of Kohl's you will become eligible for PTO on the first of the month following your hire date. On an annual basis at the start of the fiscal year you will be eligible for 25 days of PTO; however, your first year of employment will be prorated based on your hire date.

Associate Discount: You will receive a 15% discount on merchandise you purchase for yourself and your eligible dependents consistent with Kohl’s policies and procedures.

Miscellaneous:

●
Work Location; Travel: Time spent at the Menomonee Falls, WI location (“Corporate Office”) or such other locations as may be reasonably required for business purposes, will be mutually agreed upon by you and your manager. Kohl’s will be as flexible as possible regarding your schedule. Related travel expenses will be reimbursed in accordance with our travel expense policy. Any

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

travel to a non-temporary work location that exceeds 35 workdays during a calendar year will be paid by the company, but treated as income to you in accordance with IRS guidelines.
●
Reimbursement of Certain Payments Upon Termination of Employment: In accordance with Kohl’s Incentive Signing Agreement, attached hereto, if you voluntarily end your employment with Kohl’s, other than for Good Reason (as defined in the ECA) or are terminated for Cause (as defined in the ECA) within the first twenty four (24) months of your hire date, you will be required to repay the Signing Incentive on a pro-rata basis by one twenty-fourth (1/24th) for each full month remaining in the 24 month period. Kohl’s may deduct these amounts from any final compensation owed to you.
●
Authorization to Work: Kohl's is required to verify your identity and authorization to work in the United States. You must provide us with documents that confirm your identity and authorization to work. Provided with this letter is a copy of the List of Acceptable Documents. Please provide either one document (one from List A) or two documents (one from List B and one from List C). Please bring these document(s) with you on your first day of employment.
●
Conditions: Kohl's is offering you this position with the understanding that you have no contractual obligation to any employer that would prohibit or restrict your ability to perform your duties for Kohl's. If an employment agreement or contract of any type exists that prohibits or restricts in any manner, your ability to perform work for Kohl's, you must provide a written verification that is satisfactory to Kohl's, that releases you from any such obligation. Kohl's will acknowledge receipt of the satisfactory document in writing. Until Kohl's notifies you in writing of the receipt of a satisfactory releasing document, you shall have no employment rights hereunder.

It should also be understood by you that Kohl's has no interest in obtaining any proprietary or confidential information from your former employer. You should not bring any such information (in written or electronic form) to Kohl's and Kohl's will not accept such information from you for its use. If you have any questions with respect to what may constitute "trade secrets" or otherwise proprietary or confidential information, I urge you to contact your employer's legal department or an attorney of your choosing for clarification. This offer is also contingent upon passing criminal history background and reference checks.

This covers the key aspects of our employment offer to you. If there is a discrepancy between the information in this letter and the legal plan documents, the legal plan documents will govern. The company reserves the right to amend, modify, suspend or terminate any of its equity, incentive, and other benefit programs at any time. Please note that this letter serves as a non-binding confirmation of an employment offer and is neither intended nor implied as a contract of employment. The terms of this offer, and

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

your acceptance, shall not be binding upon either party until the above referenced ECA is signed by you and an authorized Kohl’s representative.

Fred, it is our pleasure to welcome you to Kohl's. On behalf of the entire Operating Committee, we look forward to working with you in supporting the success and growth of our company.

Sincerely,

/s/ Mari Steinmetz

Mari Steinmetz

Chief People Officer

Kohl’s, Inc.

Please date, sign and return a copy of this offer letter.

I accept the terms of this offer letter.

Dated this 21st (day) of September (month), 2023 (year).

X_/s/ Fred Hand_________________________________________________________

FIRST LAST

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

KOHL'S SIGNING INCENTIVE AGREEMENT

THIS KOHL’S SIGNING INCENTIVE AGREEMENT made this 21ST day of September, 2023 between Fred Hand ("Future Executive") and Kohl's, Inc. ("Company"), the Future Executive hereby agrees to reimburse the Company for the pro-rata value of the Signing Incentive in the event the Future Executive voluntarily severs his/her employment with the Company, other than for Good Reason (as defined in that certain Executive Compensation Agreement entered into by you and the Company, the “ECA”) or is terminated for Cause (as defined in the ECA) at any time within the first 24 months of his/her Start Date. The pro-rata value will be calculated at a rate of $21,875 USD for each full month remaining between the last day the Future Executive is employed by the Company and the last day in the 24-month period following the Future Executive’s Start Date.

In the event the Future Executive is required to reimburse the Company, pursuant to this Agreement, the Future Executive will reimburse the Company for all payments in a lump sum on the last day of his/her employment with the Company. The Future Executive agrees Company may deduct amounts due the Company pursuant to this Agreement from wages owed by Company to the Future Executive.

This Agreement shall be interpreted and construed in accordance with the laws of the State of Wisconsin, without regard to its conflicts of laws provisions. Any proceeding brought to enforce a party's rights hereunder shall be brought exclusively in the courts of the State of Wisconsin, Waukesha County, and Executive expressly waives any claim that Waukesha County is an inconvenient Forum.

Nothing contained herein shall limit Company's rights to terminate the Future Executive's employment at any time, for any reason.

Signature: _/s/ Fred Hand_________________________

Fred Hand

Please sign and return a copy of this agreement to Matt Carpenter, VP Compensation and Analytics via email.